MAPCOM ACQUISITION CORP. UNANIMOUS CONSENT OF SOLE SHAREHOLDER

          The undersigned, being the sole shareholder of Mapcom Acquisition Corp., a Virginia corporation (the "Corporation"), and acting pursuant to Section 13.1-657 of the Virginia Stock Corporation Act, do hereby consent to the adoption of the following resolutions:

          RESOLVED, that the first sentence of Article III of the Corporation's Articles of Incorporation be amended to read as follows:

           "The number of shares of common stock which the Corporation shall have authority to issue shall be 75,000 shares, without par value."

RESOLVED, that the directors and officers of the Corporation be and they hereby are authorized and directed to take any and all such further and other action as they or any of them deem necessary or advisable in connection with the foregoing resolutions and the transactions referred to therein and to execute and deliver, as appropriate, any and all agreements, investments, certificates and other documents as they or any of them deem appropriate in connection therewith, including, but not limited to, the agreements and documents referred to in such resolutions (as conclusively evidenced by any of their execution and delivery thereof), all with such changes or additions thereto as they or any of them deem necessary or advisable (as conclusively evidenced by their execution and delivery thereof), and to take all such further and other action as they or any of them deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions.

Effective November 15, 1991

/s/ Forrest E. Godby Forrest E. Godby Dated: December 4, 1991